Exhibit 99.1

FOR IMMEDIATE RELEASE

Figure Acquisition Corp. I Announces the Separate Trading of its Class A Common Stock and Warrants Commencing April 12, 2021

New York, April 7, 2021 – Figure Acquisition Corp. I (the “Company”) announced that, commencing April 12, 2021, holders of the units sold in the Company's initial public offering of 28,750,000 units completed on February 23, 2021, including the units sold pursuant to the full exercise of the underwriters’ over-allotment option of 3,750,000 units, may elect to separately trade the shares of Class A common stock and warrants included in the units. Class A common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “FACA” and “FACA WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “FACA.U.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146.

About Figure Acquisition Corp. I

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for businesses in the financial technology and financial services sector. The management team includes Mike Cagney, Chairman; C.D. Davies, Chief Executive Officer; TJ Milani, Chief Financial Officer; and Asiff Hirji, President.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

For more information, please contact:

C.D. Davies

Chief Executive Officer

cddavies@figure.com

Media Inquiries:

Tina McNulty

tmcnulty@figure.com